Exhibit 21

Subsidiaries of Technology Research Corporation

The following companies are direct wholly owned subsidiaries of Technology Research Corporation:

Name of Subsidiary                                                                Jurisdiction of Incorporation
Technology Research Corporation                                      Honduras
Honduras S.A. de C.V.